Exhibit 99.1

Hollywood Casino Shreveport Consents to Order for Relief

FORT WORTH, Texas & Shreveport, La.—(BUSINESS WIRE)—Nov. 2, 2004—HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (the “Company”), announced today that on October 30, 2004 the Company agreed to entry of an order for relief in the chapter 11 case that has been filed against it and that certain affiliates of the Company commenced voluntary cases under chapter 11 of the Bankruptcy Code. The bankruptcy cases are pending in the bankruptcy court in Shreveport, Louisiana.

The Company obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate the reorganization. The Company expects the filing to have minimal impact on its day-to-day operations and believes that its significant cash on hand will continue to be sufficient to timely fulfill obligations to employees, customers and trade vendors in full as they come due.

Melvyn Thomas, general manager of the casino, said, “Hollywood Casino will continue to focus on its relationships with its employees, its guests and its vendors while the sale of the property and restructuring of the debt are resolved through the process that began earlier this year. As far as our operation is concerned, it’s business as usual.”

The Company previously announced that, in cooperation with an Ad Hoc Committee representing a majority of its noteholders, it had entered into an agreement with Eldorado Resorts LLC (“Eldorado”) providing for Eldorado’s acquisition of the Company. On October 28, 2004, the Company filed a joint plan and disclosure statement that incorporates the Eldorado transaction. The Company hopes to obtain approval of its disclosure statement and commence solicitation of acceptances of its plan by the end of the year.

Hollywood Casino Shreveport owns and operates a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its most recent Report on Form 10-Q for the quarter ended June 30, 2004. Some of these risks include those relating to the development and expansion of properties, risks of increased competition, risks relating to the fact that we are heavily regulated by gaming authorities and risks related to the ability of the Company to continue as a going concern. The Company does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Contacts

HCS I, Inc.

John Hull, 817-492-7065